Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 ext 1331
TreeHouse Foods, Inc. Reports 2007 Results
Westchester, IL, February 14, 2008 — TreeHouse Foods, Inc. (NYSE: THS) today reported a substantial increase in adjusted full year earnings compared to last year, after one-time items. On an adjusted basis, as described below, fully-diluted earnings per share improved significantly to $1.32 compared to $1.06 last year. Income from continuing operations before adjustments was $1.33 per diluted share for the year ended December 31, 2007, compared to $1.42 per diluted share last year.
The reported results for this year include negative effects of purchase accounting adjustments from the purchase of the E.D. Smith Income Trust (“E.D. Smith”) totaling approximately $0.09 per share. These costs were offset by a one-time exchange gain of $0.07 per share related to a forward currency contract used to hedge the Canadian dollar purchase price of E.D. Smith and a favorable tax adjustment related to deferred tax liabilities at E.D. Smith of $0.03 per share. The reported results for last year benefited from the curtailment of certain post employment benefit obligations of $0.57 per share, partially offset by trademark write-downs of $0.16 per share, net costs associated with closed facilities and purchase accounting adjustments related to the Company’s acquisition of the soup and infant feeding business earlier last year of $0.05 per share.
ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	(unaudited)		(unaudited)
EPS as reported	$0.46	$0.70	$1.33	$1.42
Gain on curtailment of post retirement benefits plan		(0.57)		(0.57)
Gain on foreign currency hedge transaction	(0.07)		(0.07)
Acquisition integration and accounting adjustments	0.09		0.09	0.03
Plant closing costs		0.01		0.02
Tax benefits from revaluation of deferred tax liabilities	(0.03)		(0.03)
Write-down of trade names	—	0.16	—	0.16

Adjusted EPS	$0.45	$0.30	$1.32	$1.06

Excluding these unusual items in 2007 and 2006, operating results would have been $1.32 per fully-diluted share in 2007 compared to $1.06 in 2006. The improvement in results was achieved primarily in our core business before the 2007 acquisitions as we focused on a combination of pricing programs to offset commodity cost inflation and internal efficiencies to improve our operating gross margins.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “Our 2007 results indicate that despite a slower than expected start to the year and input cost inflation that escalated beyond all food industry expectations, we have shown that strategic pricing decisions and an aggressive program of internal cost savings can overcome daunting external influences. We are especially pleased to finish the year at the high end of our expectations despite the unprecedented headwinds we faced this year.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, on the attached schedule) increased to $46.2 million in the fourth quarter compared to $31.5 million in the same period last year. The increase is due primarily to the addition of the San Antonio Farms and E.D. Smith acquisitions but also reflects improved margins in the legacy businesses. Full year Adjusted EBITDA was $137.6 million compared to $109.3 million last year, an increase of 25.9%, which exceeds the 23.3% year-over-year growth in total revenues.
Net sales for the fourth quarter totaled $370.9 million, an increase of 31.1% over the fourth quarter of 2006. Organic sales improved 4.5% while revenues from acquired companies contributed the balance. Gross margins for the fourth quarter improved 13 basis points to 20.5% despite significant input cost increases over the prior year. The improved margins resulted from a combination of pricing programs designed to recover escalating input costs, improved plant efficiencies and internal cost savings programs. Excluding new acquisitions, margins improved to 21.6% in the fourth quarter from 20.3% last year, reflecting three straight quarters of gross margin improvement as all of our reporting segments registered year-over-year margin improvement in the fourth quarter.
Selling, distribution, general and administrative expenses were $44.8 million for the quarter, an increase from $36.6 million in the fourth quarter of 2006. The increase was due to the growth of the Company from new acquisitions in 2007. Excluding acquisitions, operating expenses would have been lower by $1.4 million due to lower stock option expense of $1.4 million. Selling, general and administrative expenses as a percent of sales improved to 12.1% of sales in the fourth quarter of 2007 compared to 13.0% last year.
Other operating expense for the fourth quarter of 2007 was immaterial, compared to a gain of $21.1 million in 2006. During the fourth quarter of 2006, the Company recorded a curtailment gain as a result of transferring the post retirement medical benefits of certain union employees from a company funded plan to a multiemployer union sponsored plan. The gain totaled $29.4 million ($18.1 million after tax, or $0.57 per share) and represented the accumulated benefit obligations to be administered by the union plan and reimbursed by the Company on a “pay as you go” basis in the future. Partially offsetting the gain on curtailment was a charge of $8.2 million ($0.16 per share) to write down the value of the Mocha Mix trademark.
Interest expense in the quarter was $9.2 million compared to $4.6 million last year due to higher bank debt used to fund the San Antonio Farms and E.D. Smith acquisitions. The Company’s fourth quarter effective income tax rate of 35.8% was lower than the full year run rate of 37.4% due to a positive mix of lower corporate tax rates in Canada associated with the Ontario operations of E.D. Smith and a one-time credit to revalue deferred tax liabilities using new Canadian statutory rates.
Net income from continuing operations for the fourth quarter totaled $14.3 million compared to $22.4 million last year. Fully-diluted earnings per share for the quarter were $0.46 per share compared to $0.70 per share last year. Excluding one-time adjustments of $0.09 to revalue inventories acquired in the E.D. Smith acquisition, a one-time foreign currency hedge gain of $0.07 and a favorable tax adjustment relating to deferred tax liabilities at E.D. Smith of $0.03, adjusted operating earnings per share would have been $0.45. Last year’s results included a gain on curtailment of $0.57, trademark write-downs of $0.16 and plant closure costs of $0.01. Excluding these unusual items in 2007 and 2006, the adjusted earnings per share of $0.45 compares to $0.30 per share last year, an increase of 50%.
“Our fourth quarter results are the culmination of a year long campaign to counter the effects of commodity inflation. They demonstrate our determination to progress under even the most volatile of market conditions. We showed revenue growth and margin improvement both sequentially and compared to last year and maintained our focus on operating cost efficiencies, all while integrating new businesses into our Bay Valley Foods operating company,” commented Mr. Reed.
SEGMENT RESULTS
Pickle segment net sales for the fourth quarter increased by 8.3% or approximately $6.2 million from the prior year as higher foodservice revenues from the addition of the DeGraffenreid acquisition and higher retail pricing drove the increase. Adjusted gross margins improved as well, finishing at 13.1% in the quarter compared to 12.6% last year. The combination of pricing and productivity gains contributed to the improvement. Adjusted gross margin (“AGM”) is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance.
Powder segment sales increased by 20.8% compared to the same quarter last year as organic growth and pricing contributed to the gain. Adjusted gross margins also improved despite the significant increases in non-diary creamer input costs (casein, palm and coconut oils). AGM in the quarter was 20.2% compared to 19.2% last year.
Soup and infant feeding sales declined from $102.8 million last year to $95.2 million this year as a result of lower branded baby food sales. In addition, soup sales were down slightly from a year ago as the entire soup category experienced lower than expected sales, which we believe were negatively affected by an unseasonably warm autumn. Adjusted gross margins for the quarter improved to 14.2% compared to 12.4% last year as a result of both pricing and internal efficiency measures.
GUIDANCE FOR 2008
We expect that 2008 will not see an abatement in commodity cost increases, requiring continuing pressure to drive internal efficiencies while passing along input costs that we do not control. Our primary focus will be to continue to grow our businesses organically, push for margin enhancement, integrate E.D. Smith’s Canadian operations and maintain our strategy of growth through acquisitions.
Net sales are expected to increase by 28% to 29% in 2008 due to having a full 12 months of the San Antonio Farms and E.D. Smith businesses in 2008 results. Input costs are expected to continue to increase, possibly faster than the Company’s ability to raise prices. However, by maintaining focus on productivity programs, we expect to hold our overall gross margins steady and to increase them where opportunities exist. We expect net income before one-time items to be in the range of $1.50 to $1.55 per diluted share.

The full year guidance assumes first quarter earnings per share to be $0.24 to $0.26 compared to $0.24 last year. The relatively small improvement over last year’s first quarter earnings per share of $0.24 reflects the lag effect of recent pricing and productivity actions at E.D. Smith, which are not expected to be fully realized until late in the second quarter.
Yesterday we announced our intention to close our Portland, Oregon pickle plant in early June 2008. The plant has 88 employees. An adjacent distribution center is not a part of the pickle plant closure. The Company will record a non-recurring, pre-tax charge to operating income of approximately $22 million, or $0.44 per share, in its first fiscal quarter ending March 31, 2008. Ongoing annual cost savings from the closing are expected to be $5.7 million. Due to the timing of the closing, cost savings in 2008 are not expected to be significant. The charge will be a non-recurring item and has not been included in the guidance information for 2008.
Commenting on the outlook for 2008, Sam K. Reed said, “We performed very well in 2007 despite extraordinary input cost increases that were approximately four times the level the food industry expected. Although we can hope for improvement in commodity prices in 2008, the hard reality is that we fully expect another year of increases. Despite the continued need to pass these costs along to customers, our teams have shown their ability to manage in a very difficult environment and to drive internal efficiencies. Both the San Antonio Farms and E.D. Smith acquisitions will open new markets for our portfolio of private label and foodservice products. We believe that our guided growth in earnings of 13% to 16% before considering any new acquisitions in 2008 represents an aggressive target in these market conditions but one we are confident of achieving.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between earnings for the three and twelve month periods ended December 31, 2007 and December 31, 2006 calculated according to GAAP and Adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 8:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales	$370,936	$282,870	$1,157,902	$939,396
Cost of sales	295,073	225,395	917,611	738,818

Gross profit	75,863	57,475	240,291	200,578
Operating expenses:
Selling and distribution	30,228	21,804	94,636	74,884
General and administrative	14,593	14,836	53,931	57,914
Other operating income, net	(106)	(21,087)	(415)	(19,842)
Amortization expense	3,269	993	7,195	3,268

Total operating expenses	47,984	16,546	155,347	116,224

Operating income	27,879	40,929	84,944	84,354
Other (income) expense:
Foreign currency hedge income	(3,270)	—	(3,270)	—
Interest expense	9,186	4,592	22,036	12,985
Interest income	(54)	(147)	(112)	(665)
Other (income), net	(235)	—	(235)	—

Total other expense	5,627	4,445	18,419	12,320

Income from continuing operations before income taxes	22,252	36,484	66,525	72,034
Income taxes	7,974	14,057	24,873	27,333

Income from continuing operations	14,278	22,427	41,652	44,701

Income (loss) from discontinued operations, net of tax	—	178	(30)	155

Net income	$14,278	$22,605	$41,622	$44,856

Weighted average common shares:
Basic	31,203	31,202	31,203	31,158
Diluted	31,340	31,886	31,351	31,396
Basic earnings per common share:
Income from continuing operations	$0.46	$0.72	$1.33	$1.43
Income from discontinued operations, net of tax	—	—	—	0.01

Net income	$0.46	$0.72	$1.33	$1.44

Diluted earnings per common share:
Income from continuing operations	$0.46	$0.70	$1.33	$1.42
Income from discontinued operations, net of tax	—	0.01	—	0.01

Net income	$0.46	$0.71	$1.33	$1.43

Supplemental Information:
Depreciation and Amortization	10,744	6,633	34,983	24,651
Expense under FAS123R, before tax	3,358	4,799	13,580	18,794

Segment Information:
Pickle Segment
Net Sales	81,575	75,353	329,686	326,313
Adjusted Gross Margin	10,682	9,480	40,463	42,874
Adjusted Gross Margin Percent	13.1%	12.6%	12.3%	13.1%

Powder Segment
Net Sales	91,716	75,912	299,191	267,385
Adjusted Gross Margin	18,492	14,575	57,654	50,822
Adjusted Gross Margin Percent	20.2%	19.2%	19.3%	19.0%

Soup & Infant Feeding Segment
Net Sales	95,200	102,795	322,223	224,189
Adjusted Gross Margin	13,521	12,719	48,107	30,375
Adjusted Gross Margin Percent	14.2%	12.4%	14.9%	13.5%

The following table reconciles our net income to adjusted EBITDA for the three and twelve months ended December 31, 2007 and 2006:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income as reported	$14,278	$22,605	$41,622	$44,856
Interest expense	9,186	4,592	22,036	12,985
Interest income	(54)	(147)	(112)	(665)
Income taxes	7,974	14,057	24,873	27,333
Discontinued operations	—	(178)	30	(155)
Depreciation and amortization	10,744	6,633	34,983	24,651
Stock option expense	3,358	4,799	13,580	18,794
Gain on curtailment of post retirement benefits plan	—	(29,409)	—	(29,409)
Gain on foreign currency hedge transaction	(3,270)	—	(3,270)	—
Acquisition integration and accounting adjustments	4,012	230	4,170	1,355
Write-down of trade names	—	8,200	—	8,200
Plant shut-down costs and asset sales of closed facilities	—	124	(274)	1,370

Adjusted EBITDA	$46,228	$31,506	$137,638	$109,315